Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Effective December 1, 2012, Sinclair Broadcast Group, Inc (the “Company” or “SBG”) completed the acquisition of certain broadcast assets of Newport Television LLC (“Newport”).  The acquired assets consist of certain assets of the following seven television stations in six markets: WKRC (CBS) in Cincinnati, OH; WOAI (NBC) in San Antonio, TX; WHP (CBS) in Harrisburg/Lancaster/Lebanon/York, PA; WPMI (NBC) and WJTC (IND) in Mobile, AL; KSAS (FOX) in Wichita/Hutchinson, KS; and WHAM (ABC) in Rochester, NY  (collectively, the “Newport Stations”).  The Company also acquired Newport’s rights under local marketing agreements (“LMAs”) with WLYH (CW) in Harrisburg, PA and KMTW (MNT) in Wichita, KS.  The Company paid Newport $460.5 million at closing, less a working capital adjustment of $1.0 million. The Company financed the acquisition and closing costs with a portion of the proceeds from the issuance of $500.0 million of 6.125% Senior Notes due 2022, which were issued in October 2012, plus a $41.3 million cash escrow previously paid in July 2012.

The Company’s right to acquire certain of the license assets of WPMI and WJTC in Mobile, AL was assigned to Deerfield Media, Inc. (“Deerfield”) and Deerfield acquired these assets effective December 1, 2012 for $6.0 million.  The Company’s right to acquire certain of the license assets of WHAM in Rochester, NY was assigned to Deerfield and Deerfield acquired these assets effective February 1, 2013 for $6.0 million.  Concurrent with the acquisition of WKRC in Cincinnati, OH and WOAI in San Antonio, TX from Newport, the Company sold to Deerfield the license assets of two of the Company’s existing stations located in Cincinnati, OH (WSTR MNT) and San Antonio, TX (KMYS CW) for a total of $10.7 million.  Deerfield financed these purchases with third party bank financing.  The Company has purchase option agreements with Deerfield to acquire the license assets upon FCC approval and will operate the stations pursuant to shared services and joint sales agreements with Deerfield.  The Company consolidates the license assets owned by Deerfield because the licensee companies are variable interest entities (“VIE”) and the Company is the primary beneficiary.  Prior to Deerfield acquiring the license assets of WHAM in Rochester, NY on February 1, 2013, the Company operated the station pursuant to a shared services and joint sales agreement with Newport.  The Company consolidated the license assets owned by Newport from December 1, 2012 to January 31, 2013 because the licensee company is a VIE and the Company is the primary beneficiary.

The unaudited pro forma condensed combined statement of operations gives effect to the Company’s acquisition of the Newport Stations and Deerfield’s acquisition of certain of the license assets of the stations as described above, as well as the related acquisition financing for the transactions, and is presented as if the transactions of the Newport Stations, including the related license assets purchased by Deerfield and the related acquisition financing, had occurred on January 1, 2011.

The unaudited pro forma statement of operations was derived from the Company’s audited historical consolidated financial statements, and unaudited historical combined financial statement of Newport, as adjusted for the acquisitions and the related financings.  The Company’s unaudited pro forma condensed combined financial statements and accompanying notes should be read together with the Company’s Annual Reports on Form 10-K for the year ended December 31, 2012.  The unaudited pro forma condensed combined financial statements and accompanying notes also should be read in conjunction with the historical Newport Stations combined financial statements and the notes thereto included as Exhibit 99.1 to the Current Report on Form 8-K/A previously filed on February 15, 2013.

The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only and is not indicative of either future results of operations or results that might have been achieved if the acquisitions were consummated as of January 1, 2011.

The unaudited pro forma condensed combined statement of operations does not include the effects of non-recurring income statement impacts from the acquisitions or the related financing of the acquisitions.  Additionally, the unaudited pro forma condensed combined statement of operations does not include any adjustments for expected future incremental operating income as a result of synergies, which the Company expects may be significant.

The unaudited pro forma condensed combined statement of operations is based upon currently available information and assumptions and estimates which the Company believes are reasonable.  These assumptions and estimates, however, are subject to change.  The Company’s management believes that all adjustments have been made that are necessary to fairly present the pro forma information.

SINCLAIR BROADCAST GROUP, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(Unaudited) (in thousands)

	Year ended December 31, 2012	Nine months ended September 30, 2012	Two months ended November 30, 2012	Newport
	SBG Historical	Newport Historical	Newport Historical	Pro Forma Adjustments		Total Pro Forma
REVENUES:
Station broadcast revenues, net of agency commissions	$920,593	$98,203	$31,474	$—		$1,050,270
Revenues realized from station barter arrangements	86,905	3,574	859	—		91,338
Other operating divisions revenues	54,181	—	—	—		54,181
Net revenues	1,061,679	101,777	32,333	—		1,195,789

OPERATING EXPENSES:
Station production expenses	255,556	25,543	5,834	—		286,933
Station selling, general and administrative expenses	171,279	25,416	5,502	—		202,197
Expenses recognized from station barter arrangements	79,834	3,416	884	—		84,134
Amortization of program contract costs and net realizable value adjustments	60,990	5,587	1,204	(896)	(A)	66,885
Other operating divisions expenses	46,179	—	—	—		46,179
Depreciation of property and equipment	47,073	5,258	1,177	2,233	(A)	55,741
Corporate general and administrative expenses	33,391	5,108	1,135	(622)	(B)	39,012
Amortization of definite-lived intangible assets	38,099	292	65	14,718	(A)	53,174
Total operating expenses	732,401	70,620	15,801	15,433		834,255
Operating income (loss)	329,278	31,157	16,532	(15,433)		361,534
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(128,553)	—	—	(24,729)	(C)	(153,282)
Other income (expense)	11,615	(691)	(3)	—		10,921
Total other expense	(116,938)	(691)	(3)	(24,729)		(142,361)
Income (loss) before provision for income taxes	212,340	30,466	16,529	(40,162)		219,173
PROVISION FOR INCOME TAX	(67,852)	(1,012)	(549)	(837)	(D)	(70,250)
Net income (loss) from continuing operations	144,488	29,454	15,980	(40,999)		148,923
Net income attributable to the noncontrolling interest	(287)	—	—	(144)	(E)	(431)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$144,201	$29,454	$15,980	$(41,143)		$148,492
Basic earnings per share from continuing operations	$1.78					$1.83
Diluted earnings per share from continuing operations	$1.78					$1.83
Weighted average common shares outstanding	81,020					81,020
Weighted average common and common equivalent shares outstanding	81,310					81,310

See the accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)         BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements and explanatory notes give effect to the acquisitions of the Newport Stations by the Company and the related license assets by Deerfield (collectively, the “Acquisitions”) and the related acquisition financing of such Acquisitions.  The Acquisitions and the related acquisition financing are already included in the Company’s consolidated balance sheet as of December 31, 2012 as filed on the Company’s Annual Report on Form 10-K for the period ended December 31, 2012 and therefore, no pro forma adjustments are required.  The sale of the license assets of WSTR and KMYS was considered a transaction between parties under common control and therefore, was not included in the purchase price allocation and did not have any impact on our consolidated balance sheet as of December 31, 2012.  The unaudited pro forma condensed combined statement of operations is presented as if the Acquisitions occurred on January 1, 2011.

The Acquisitions have been accounted for under the acquisition method of accounting which requires the total purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values.  The excess purchase price over the amounts assigned to tangible and intangible assets acquired and liabilities assumed is recognized as goodwill.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of the Company and Newport after giving effect to the Acquisitions, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.  The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the acquisitions were consummated as of January 1, 2011.  This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements, the historical consolidated financial statements and accompanying notes of the Company’s Annual Reports on Form 10-K for the year ended December 31, 2012 and the financial statements of the Newport Stations included as Exhibit 99.1 to the Current Report on Form 8-K/A filed on February 15, 2013.

Certain reclassifications have been made to the historical presentation of the Newport financial statements to conform to the presentation used in the Company’s condensed consolidated financial statements and the unaudited pro forma financial information.

(2)         PRELIMINARY PURCHASE PRICE ALLOCATION

The initial purchase price allocated includes $460.5 million paid for certain broadcast assets of the seven stations from Newport and the rights under the LMAs with the two other stations, $6.0 million paid by Deerfield for the license assets of WPMI and WJTC, and $6.2 million of noncontrolling interests related to the WHAM and WLYH VIEs, less a working capital adjustment of $1.0 million. The sale of the license assets of WSTR in Cincinnati, OH and KMYS in San Antonio, TX was considered a transaction between parties under common control and therefore was not included in the purchase price allocation.

The purchase price above is preliminary and is subject to adjustment based upon the difference between the estimated net working capital to be transferred and the actual amount of net working capital transferred on the date of closing.  The initial purchase price has been allocated to the acquired assets and assumed liabilities based on estimated fair values.  The purchase price allocation is preliminary pending a final determination of the fair values of the assets and liabilities.  The initial allocated fair value of acquired assets and assumed liabilities is summarized as follows (in thousands):

Newport

Prepaid expenses and other current assets	$1,377
Current portion of program contract costs	9,309
Property and equipment	61,253
Broadcast licenses	15,017
Definite-lived intangible assets	226,516
Other assets	994
Accrued liabilities	(3,498)
Current portion of program contracts payable	(10,539)
Fair value of identifiable net assets acquired	300,429
Goodwill	171,298
Total	$471,727

The preliminary allocation presented above is based upon management’s estimate of the fair values using valuation techniques including income, cost and market approaches.  In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates.  These purchase price allocations are based upon all information available to us at the present time and are subject to change based on revisions to management’s estimates for the final determination of fair values, and such changes could be material. The amount allocated to definite-lived intangible assets represents the estimated fair values of network affiliations of $167.7 million, the decaying advertiser base of $21.3 million, and other intangible assets of $37.5 million.  These intangible assets will be amortized over the estimated remaining useful lives of 15 years for network affiliations, 10 years for the decaying advertiser base and a weighted average life of 14 years for the other intangible assets.  Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful lives.  Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and noncontractual relationships, as well as expected future synergies.  The Company expects that goodwill will be deductible for tax purposes.

(3)         PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements reflecting the acquisitions of the Newport stations include the adjustments attributed to the acquisition and additional borrowings used to finance the acquisition including the issuance of $500.0 million of 6.125% Senior Notes due 2022 (“the Notes”), which were issued in October 2012.  The unaudited pro forma condensed combined financial statements include approximately $415.3 million of the Notes which were used to fund the acquisition of the Newport stations and financing fees related to the Notes, along with a $41.3 million cash escrow previously paid in July 2012.

The unaudited pro forma condensed combined financial statements reflecting the acquisition of the license assets by Deerfield include $23.4 million of third party bank financing used to finance the acquisition.

The unaudited pro forma condensed combined statement of operations does not include any costs that may result from acquisition and integration activities.  The unaudited pro forma condensed combined financial statements do not include any adjustments for expected future incremental operating income as a result of synergies, which the Company expects may be significant.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The pro forma adjustments in the unaudited pro forma condensed combined statement of operations related to the Acquisitions and the related acquisition financing as of January 1, 2011 are as follows:

(A)             The pro forma adjustments include the difference in amortization of program contract costs, depreciation of property and equipment and amortization of definite-lived intangible assets related to the fair value step-up of these acquired assets and conforming these amounts to the Company’s accounting policies for recognizing amortization of program contract costs, depreciation of property and equipment and amortization of definite-lived intangible assets.  The total pro forma amortization of program contract costs, depreciation of property and equipment and amortization of definite-lived intangible assets for the year ended December 31, 2012 is $5.9 million, $8.6 million and $15.1 million, respectively.

Certain property and equipment which has been stepped-up to fair value is being depreciated over a relatively short-period of time and, therefore, the depreciation expense related to the property and equipment of the Newport Stations will be higher in the first few years after the Acquisitions than over the long term.  The pro forma depreciation adjustment related to these assets has a significant effect on the pro forma unaudited net income for the year ended December 31, 2012, and is not necessarily indicative of the long-term future results of operations of the combined entities.

(B)             The pro forma adjustments include the reversal of certain acquisition-related costs reflected in the historical financial statements for the year ended December 31, 2012 that are directly related to the acquisition and are non-recurring in nature.  The total of these costs related to the Acquisitions was $0.6 million for the year ended December 31, 2012.

(C)             The pro forma adjustments include additional cash interest expense of $23.9 million for the year ended December 31, 2012 related to the $415.3 million of the Notes and $23.4 million of third party financing borrowed by Deerfield for the purchase of the license assets.  The additional cash interest expense was calculated based on the interest rates in effect during the pro forma period presented.  The additional interest expense resulting from the amortization of additional deferred financing costs related to these borrowings totaled $0.8 million for the year ended December 31, 2012.

The weighted average interest rates applied to the Deerfield debt was 2.96%.  A one-eighth percent increase or decrease in interest rates, related to the variable rate debt, would have increased or decreased cash interest expense by less than $0.1 million for the year ended December 31, 2012.

(D)             The Company applied the statutory tax rate in effect for the year ended December 31, 2012 of 35.1% to the pro forma adjustments.  The pro forma provision for income taxes does not necessarily reflect the amounts that would have resulted had the Newport Stations and the Company filed consolidated returns for the periods presented.

(E)              The pro forma adjustments to net income attributable to the noncontrolling interests reflects the amounts due to the third party licensees under the LMA mentioned above related to WLYH (Harrisburg), and the shared services and joint sales agreements with Deerfield for WSTR (Cincinnati), KMYS (San Antonio), WHAM (Rochester), and WPMI and WJTC (Mobile) as if these arrangements were in place during the year ended December 31, 2012.